Exhibit 99.1

Name and Address of Reporting Person:	Bardin Hill Investment Partners LP
299 Park Ave., 24th Floor
New York, NY 10171

Issuer Name and Ticker or Trading Symbol:	NextDecade Corporation [NEXT]

Date of Earliest Transaction to be Reported
(Month/Day/Year):	July 22, 2025

Footnotes to Form 4

(1) This statement is being filed by the following Reporting Persons: Bardin Hill Investment Partners LP (“Bardin Hill”), Avinash Kripalani, Jason Dillow, John Greene and Pratik Desai.

(2) Bardin Hill is the investment manager of Bardin Hill Opportunistic Credit Master (US) Fund II LP (“BH Opp Credit Master US II”) and Bardin Hill Opportunistic Credit Fund II GP LLC (“BH Opp Credit II GP”) is the general partner of BH Opp Credit Master US II.  Investment decisions of Bardin Hill are made by one or more of its portfolio managers, including Jason Dillow, John Greene and Pratik Desai, each of whom has individual decision-making authority.  Avinash Kripalani is a Partner at Bardin Hill and serves on the board of directors of the Issuer as Bardin Hill’s representative.

(3) In connection with entering into the Amendment to the Credit Agreement, dated May 14, 2025, providing for an incremental term loan to the Issuer, the Issuer issued 818,171 warrants to purchase an equal number of shares of the Issuer, subject to adjustment (the “Tranche C Warrants”) to BH Opp Credit Master US II. In accordance with the terms of the Tranche C Common Stock Purchase Warrant Agreement dated May 14, 2025, BH Opp Credit Master US II acquired beneficial ownership of the Tranche C Warrants on July 22, 2025, the date on which the average of the Daily VWAP for the previous thirty (30) consecutive trading days exceeded the exercise price of the Tranche C Warrants. The Tranche C Warrants are exercisable for $9.30 per share, subject to adjustment, on a cashless basis, at any time prior to May 14, 2030.

(4) The Tranche C Warrants are subject to anti-dilution protection upon certain issuances of Company securities at an effective price below the fair market value of the Company’s capital stock, as determined in accordance with the Tranche C Warrants, and customary adjustment for stock splits, reverse splits, mergers, combinations, and other similar corporate transactions.

(5) Each of the Reporting Persons disclaims beneficial ownership of the securities reported herein, except to the extent of its, his or her pecuniary interest.